Exhibit 99.1

DRIL-QUIP, INC. ANNOUNCES SECOND QUARTER 2021 RESULTS

HOUSTON, July 29, 2021 — Dril-Quip, Inc. (NYSE: DRQ), (the “Company” or “Dril-Quip”) today reported operational and financial results for the second quarter of 2021.

Key highlights for the second quarter of 2021 included:

•	Generated revenue of $80.8 million for the second quarter of 2021;
•	Reported second quarter net loss of $19.1 million, or $0.54 per share, an improvement of $15.3 million, or $0.43 per share, from the first quarter of 2021;
•	Recorded adjusted EBITDA of $2.6 million, or 3.2% of revenue, including a one-time $2.3 million negative impact related to termination of the forge facility lease;
•	Second quarter net cash provided by operating activities of $11.3 million and free cash flow of $8.2 million, or 10.2% of revenue;
•	Booked $50.4 million of new product orders during the second quarter of 2021; and
•	Executed strategic collaboration agreement with a major oilfield service peer for the supply of subsea wellheads, tubular goods, liner hangers and related tools and services.

Blake DeBerry, Dril-Quip’s Chief Executive Officer, commented, “In the second quarter, we delivered product bookings of $50 million, which put us 11 percent ahead of our bookings year-to-date compared to the prior year. Excluding the large project booking in the first quarter of 2021, this also represents an increase of more than 30 percent sequentially to our base bookings. We also generated positive free cash flow of $8 million in the second quarter resulting in approximately $19 million of free cash flow through the first half of 2021, an improvement of roughly $45 million compared to the first half of 2020. These year-over-year improvements can be attributed to our employees’ hard work and ability to service our customers and provide the solutions they need as well as manage our working capital more efficiently.”

“The second quarter also marked significant progress toward our strategic growth pillars. First, we entered into a collaboration and supply agreement with an integrated industry peer to serve as a supplier of subsea wellheads, tubular goods, liner hangers and related tools and services. This agreement increases market access for Dril-Quip by participating in integrated projects and allows customer access to our best-in-class products within an integrated subsea offering. Second, we had several key milestones in our downhole tools business that we believe will result in sustainable improvement in revenue and profitability. These include an exclusive contract with a national oil company in Brazil to provide XPak™ De liner hanger systems over the next three years, an award for a major offshore gas project in Saudi Arabia with a specialized customer driven solution, and increased participation in several peer-to-peer projects that are opening doors to new markets and customers. These wins are a direct result of our renewed and refocused strategy in the downhole business.”

“Finally, we built on previous success in the expansion of our ‘e-Series’ technologies product suite with installations of our DXe™ wellhead connector in the North Sea. This high fatigue wellhead connector is uniquely suited for drillships operating in the shallow, harsh water environments common to the area. Furthermore, with a favorable judgment in our lawsuit with FMC Technologies, Inc., we saw increased interest and continued engagement with customers and peers for our VXTe™ subsea tree technology. Many of these customers have been particularly interested in the VXTe™ subsea trees ability to not only save them time and money on their wells, but also reduce their carbon footprint by an estimated 1,000 metric tons per well. With a VXTe™ tree expected to be delivered later this year, we are optimistic that, depending on the customer’s schedule, the first opportunity for installation of this disruptive technology will take place no later than the first quarter of 2022.”

“In addition to these strategic wins, we also experienced some challenges during the quarter that impacted our financial results. In connection with the lessee’s termination of our forge facility lease at the end of April, we had a negative impact on our revenue and gross margins during the second quarter. The monthly cost of maintaining the forge is negligible and we are exploring potential future arrangements. The second quarter also saw the global market for raw materials and freight prices increase. We have yet to experience a significant impact to our margins due to these increases and we continue to closely monitor the changes in our materials and logistics costs. Accordingly, we have notified our customers that a surcharge will be added to new orders to ensure that cost increases in longer lead time items will not negatively impact margins.”

“There are still concerns about the pace of global economic growth, and the corresponding recovery of oil and gas demand, resulting from ongoing challenges related to the COVID-19 pandemic, we are optimistic about the second half of 2021 leading into 2022. We are seeing encouraging signs from our customers as many begin to formulate their 2022 capital budgets in the third quarter and expect additional resources to be allocated toward increased offshore activity. These are positive indications for an increase in orders. We also anticipate that our wellhead supply collaboration could begin to yield benefits in late 2021 going into 2022 which would further enhance our product orders and backlog. As we look toward improvements in the macro environment, Dril-Quip will continue to prioritize delivering our customers technology that offers improved safety, reliability, and cost savings all while reducing their carbon footprint. As always, we will continue controlling costs through productivity improvements and managing our working capital to maximize our return on invested capital.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “Second Quarter 2021 Supplemental Earnings Information” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in Securities and Exchange Commission (“SEC”) filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. Information on Dril-Quip’s website is not part of this release.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the second quarter of 2021 was $80.8 million, down $0.4 million from the first quarter of 2021 and $9.6 million lower compared to the second quarter of 2020. The decrease in revenue sequentially can be attributed to lower leasing revenue from the cancellation of the forge facility leasing agreement with AFGlobal Corporation (“AFGlobal”). The decrease year-over-year was driven by decreased new order volumes in mid-to-late 2020 and lower services revenue from a decline in offshore oil and gas activity. The decline in orders and activity can primarily be attributed to reduced demand for oil and gas and delays in customer drilling schedules as a result of a more gradual economic recovery from the global pandemic.

Cost of sales for the second quarter of 2021 was $61.5 million, an increase of $4.8 million sequentially and a decrease of $5.4 million compared to the prior year. Gross operating margin for the second quarter of 2021 was 23.8%, a decrease from 30.1% in the first quarter of 2021 and a decrease from 26.0% in the second quarter of 2020. The decrease in gross margin sequentially was driven primarily by unfavorable product mix due to higher contribution from lower margin fabrication joints, higher manufacturing overhead related to the transition of downhole tool manufacturing to a third party and higher leasing expense associated with the expensing of unbilled revenue related to the termination of our forge facility lease agreement with AFGlobal. The decline in gross margin year-over-year was primarily related to the aforementioned lease termination impact and unfavorable product mix. Adjusting for the impact of the forge lease termination, gross margins would have seen an improvement of 0.7% year-over-year.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2021 were $29.6 million, mostly flat compared to the first quarter of 2021 and $6.3 million higher than the second quarter of 2020. The increase in SG&A year-over-year was primarily due to higher legal expenses related to the lawsuit with FMC Technologies, Inc., higher compensation expense accrual and fewer government subsidies related to the global pandemic, partially offset by lower SG&A expense from cost actions taken in 2020.

Net Loss, Adjusted EBITDA and Free Cash Flow

For the second quarter of 2021, the Company reported a net loss of $19.1 million, or $0.54 per share, compared to a net loss of $34.4 million, or $0.97 per share, for the first quarter of 2021 and a net loss of $14.1 million, or $0.40 per diluted share, for the second quarter of 2020. The sequential decrease in net loss was primarily driven by lower restructuring and other charges, partially offset by higher cost of sales. Net loss year-over-year was mostly flat due to a decrease in income tax provision in the second quarter of 2021.

Adjusted EBITDA totaled $2.6 million for the second quarter of 2021 compared to $8.0 million for the first quarter of 2021 and $6.0 million for the second quarter of 2020. The sequential decrease in adjusted EBITDA is attributed the impact of the forge facility lease cancellation and higher contribution from lower margin fabrication joint revenue. The decrease in adjusted EBITDA year-over-year can be attributed to the same factors as well as an increase in compensation accrual, partially offset by transformational cost actions taken in 2020.

Net cash provided by operations was $11.3 million and free cash flow was $8.2 million, or 10.2% of revenue, for the second quarter of 2021. The decrease in net cash provided by operations of $1.7 million compared to the first quarter of 2021 was primarily due to an increase in finished goods inventory, partially offset by successful negotiation of extended supplier payment terms. Capital expenditures in the second quarter of 2021 were approximately $3.5 million, the majority of which was related to machinery and equipment at our Houston manufacturing facility as well as rental tools for our downhole tools business.

Productivity Improvements and Liquidity

In the first quarter of 2021, the Company announced its plans to target productivity gains of approximately $10 million in annualized savings, of which approximately $5 million is expected to be realized in 2021. The majority of these planned gains relate to the further refinement of our manufacturing and supply chain operations as part of the Company’s LEAN journey. The Company executed an estimated $7.5 million of these annualized savings through the six months ended June 30, 2021.

Dril-Quip’s cash and cash equivalents as of June 30, 2021 was $370.5 million, which, together with amounts available under the asset-based lending (ABL) facility, resulted in approximately $395.6 million of available liquidity. The Company plans to use its strong liquidity position and debt-free balance sheet to ensure its ability invest in innovative technology, pursue strategic acquisitions and maintain the financial flexibility to respond quickly to its customer growing needs in anticipation of a subsea equipment market recovery and expansion in the coming years.

About Dril-Quip

Dril-Quip is a leading manufacturer of highly engineered drilling and production equipment for use onshore and offshore, which is particularly well suited for use in deep-water, harsh environments and severe service applications.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to the effects of COVID-19 pandemic, market conditions, anticipated project bookings, expected timing of completing the strategic restructuring, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the impact of the ongoing COVID-19 pandemic, the effects of actions taken by third parties, including, but not limited to, governmental authorities, customers, contractors and suppliers, in response to the ongoing COVID-19 pandemic, the impact of actions taken by the Organization of Petroleum Exporting Countries (OPEC) and non-OPEC nations to adjust their production levels, the general volatility of oil and natural gas prices and cyclicality of the oil and gas industry, declines in investor and lender sentiment with respect to, and new capital investments in, the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, the impact of our customers and the global energy sector shifting some of their asset allocation from fossil-fuel production to renewable energy resources, and other factors detailed in the Company’s public filings with the SEC.  Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income (Loss) and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less net cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and other adjustments for certain charges and credits.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure.  In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures.  Adjusted Net Income (Loss), Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles (“GAAP”).

See “Unaudited Non-GAAP Financial Measures” below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

Investor Relations Contact

Blake Holcomb, Director of Investor Relations and Corporate Planning

(713) 351-4098

Blake_Holcomb@dril-quip.com

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended
	June 30, 2021	March 31, 2021	June 30, 2020
	(In thousands, except per share data)
Revenues:
Products	$55,860	$55,583	$63,133
Services	17,536	17,667	20,750
Leasing	7,401	7,989	6,563
Total revenues	80,797	81,239	90,446
Costs and expenses:
Cost of sales	61,539	56,787	66,937
Selling, general and administrative	29,593	29,558	23,331
Engineering and product development	3,722	4,037	5,364
Restructuring and other charges	1,000	25,020	1,587
(Gain) loss on sale of assets	82	(3,955)	(85)
Foreign currency transaction (gains) and losses	(475)	1,374	817
Total costs and expenses	95,461	112,821	97,951
Operating loss	(14,664)	(31,582)	(7,505)
Interest income	63	49	653
Interest expense	(59)	(439)	(209)
Income tax provision	4,407	2,386	7,081
Net loss	$(19,067)	$(34,358)	$(14,142)
Loss per share
Basic	$(0.54)	$(0.97)	$(0.40)
Diluted	$(0.54)	$(0.97)	$(0.40)
Depreciation and amortization	$7,343	$7,416	$7,940
Capital expenditures	$3,524	$2,513	$4,131
Weighted Average Shares Outstanding
Basic	35,387	35,385	35,023
Diluted	35,387	35,385	35,023

Dril-Quip, Inc.

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2021	December 31, 2020
	(In thousands)
Assets:
Cash and cash equivalents	$370,481	$345,955
Other current assets	478,805	517,238
PP&E, net	229,247	234,823
Other assets	46,176	53,156
Total assets	$1,124,709	$1,151,172
Liabilities and Equity:
Current liabilities	$106,535	$85,512
Deferred Income taxes	6,694	6,779
Other long-term liabilities	16,156	17,353
Total liabilities	129,385	109,644
Total stockholders equity	995,324	1,041,528
Total liabilities and equity	$1,124,709	$1,151,172

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Diluted

Earnings (Loss) per Share and Adjusted Diluted Earnings (Loss) per Share

Adjusted Net Income (Loss) and EPS:	Three months ended
	June 30, 2021		March 31, 2021		June 30, 2020
	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share
	(In thousands, except per share amounts)
Net loss	$(19,067)	$(0.54)	$(34,358)	$(0.97)	$(14,142)	$(0.40)
Adjustments (after tax):
Reverse the effect of foreign currency	(375)	(0.01)	1,085	0.03	646	0.02
Restructuring costs, including severance	790	0.02	19,766	0.56	1,254	0.04
(Gain) loss on sale of assets	65	-	(3,124)	(0.09)	(67)	-
Adjusted net loss	$(18,587)	$(0.53)	$(16,631)	$(0.47)	$(12,309)	$(0.34)

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

Adjusted EBITDA:	Three months ended
	June 30, 2021	March 31, 2021	June 30, 2020
	(In thousands)
Net loss	$(19,067)	$(34,358)	$(14,142)
Add:
Interest (income) expense, net	(4)	390	(444)
Income tax provision	4,407	2,386	7,081
Depreciation and amortization expense	7,343	7,416	7,940
Restructuring costs, including severance	7,250	29,820	1,587
(Gain) loss on sale of assets	82	(3,955)	(85)
Foreign currency transaction (gains) and losses	(475)	1,374	817
Stock compensation expense	3,079	3,186	3,282
Brazilian amnesty settlement	-	1,787	-
Adjusted EBITDA	$2,615	$8,046	$6,036

Dril-Quip, Inc.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Free Cash Flow:	Three months ended
	June 30, 2021	March 31, 2021	June 30, 2020
	(In thousands)
Net cash provided by operating activities	$11,343	$13,072	$3,046
Less:
Purchase of property, plant and equipment	(3,112)	(2,513)	(4,131)
Free cash flow	$8,231	$10,559	$(1,085)